Exhibit 99.1

ADARx Reports Third Quarter 2026 Financial Results and Provides Business Updates

– Completed initial public offering (IPO) and concurrent private placement generating aggregate gross proceeds of approximately $602.5 million; cash position expected to fund operations into 2030 –

– Advanced three Phase 2 clinical trials for agazisiran for the treatment of complement-mediated diseases –

– Received Fast Track designation for onvuzosiran for HAE –

SAN DIEGO, Calif., November 12, 2026 — ADARx Pharmaceuticals, Inc. (“ADARx” or the “Company”) (Nasdaq: ADRX), a late-clinical stage biotechnology company developing next-generation siRNA therapeutics, today reported financial results for the third quarter ended September 30, 2026, and provided a summary of recent business highlights.

“We have made significant progress across our pipeline of next-generation siRNA therapeutics, bolstered by the successful completion of our IPO and concurrent private placement. These financings provide the resources to advance three clinical-stage programs in parallel, bring two advanced preclinical candidates into the clinic, and support additional IND filings as we expand our pipeline,” said Zhen Li, Ph.D., President and Chief Executive Officer of ADARx. “As the siRNA field evolves, we see tremendous opportunity to expand the range of diseases these therapeutics can address. We believe that our progress with differentiated liver-targeted programs and targeted delivery to extrahepatic tissues positions us to advance our mission of delivering life-changing treatments to patients with unmet medical needs.”

Third Quarter 2026 and Recent Business Highlights

•
Agazisiran – Advancing three Phase 2 clinical trials for the treatment of complement-mediated diseases: ADARx continued to advance three Phase 2 clinical trials ongoing in: (1) renal diseases, including IgA nephropathy (IgAN), complement 3 glomerulopathy (C3G) and immune complex membranoproliferative glomerulonephritis (IC-MPGN); (2) paroxysmal nocturnal hemoglobinuria (PNH); and (3) geographic atrophy (GA) secondary to age-related macular degeneration (AMD), to support its potential as a pipeline-in-a-product opportunity. ADARx intends to explore additional dosing regimens in its Phase 2 IgAN and PNH clinical trials.
•
Onvuzosiran – Received Fast Track designation for HAE: In August 2026, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to onvuzosiran for prophylaxis to prevent attacks of hereditary angioedema (HAE). Onvuzosiran is currently being evaluated in the Phase 3 STOP-HAE clinical trial (NCT06960213).
•
ADX-626 – Advanced clinical development and Phase 2 planning in secondary stroke prevention (SSP) and stroke prevention in atrial fibrillation (AFib): Phase 2 planning for ADARx’s Factor XI (FXI) program is underway for development in SSP and for exploratory studies in stroke prevention in patients with AFib. Determination has been made to not evaluate higher doses after the third dose cohort (400 mg) in the ongoing Phase 1 trial, and the Company intends to evaluate higher doses in its planned Phase 2 clinical trial.
•
Closed IPO and concurrent private placement for aggregate gross proceeds of approximately $602.5 million: ADARx closed its IPO of 30,187,500 shares of its common stock, including 3,937,500 shares issued and sold on October 1, 2026 upon the underwriters’ exercise in full of their option to purchase additional shares, at a price of $17.00 per share. All of the shares of common stock were offered by ADARx and gross proceeds from the IPO, before deducting underwriting discounts and commissions and other offering expenses, were $513.2 million. Together with gross proceeds of $89.3 million from the 5,255,542 shares issued and sold in the concurrent private placement with AbbVie, aggregate gross proceeds from the IPO and concurrent private placement totaled approximately $602.5 million. ADARx’s common stock began trading on the Nasdaq Global Select Market under the ticker symbol “ADRX” on September 25, 2026.
•
Expanded leadership team with board and executive appointments: Executive leader and current K2 Therapeutics CEO, Ying Huang, Ph.D., was appointed to the Board of Directors and veteran human resources leader Robert Ackles was appointed as Chief People Officer to help guide the Company’s strategic growth.

Anticipated Key Milestones:

•
Agazisiran (CFB) Phase 2 data:
o
IgAN - mid-2027 (9-month UPCR reduction data), 2H 2027 (1-year eGFR stabilization data)
o
C3G - 2H 2027
o
PNH - 2H 2027
•
Onvuzosiran (PKK): Phase 3 STOP-HAE topline data by year-end 2027
•
ADX-626 (FXI): Phase 2a/b initiation in SSP in 2027
•
ADX-077 (OBE1): Phase 1 initiation in obesity in 2027
•
ADX-199 (APP): Phase 1 initiation by year-end 2027 or early 2028

Third Quarter 2026 Financial Results

As of September 30, 2026, ADARx had cash, cash equivalents and short-term investments of $901.0 million. This amount excludes net proceeds of approximately $62.3 million received on October 1, 2026 from the issuance and sale of an additional 3,937,500 shares of common stock pursuant to the underwriters’ exercise in full of their option to purchase additional shares at the IPO price of $17.00 per share. The Company expects its existing cash, cash equivalents and short-term investments, together with those proceeds, to fund its projected operating expenses and capital expenditure requirements into 2030.

Collaboration revenue was $2.2 million for the quarter ended September 30, 2026, compared to $1.6 million for the same period in 2025. In each case, such revenue was recognized under the Collaboration and License Option Agreement with the Puerto Rico branch of AbbVie Biotechnology Ltd based on the Company’s performance of research and development services completed during the respective periods.

Research and development (R&D) expenses were $26.7 million for the quarter ended September 30, 2026, compared to $19.4 million for the same period in 2025. The increase was primarily due to increases in external R&D expenses attributable to therapeutic candidates, preclinical and other external R&D expenses, and personnel-related expenses, partially offset by a decrease in other internal R&D expenses.

General and administrative (G&A) expenses were $7.7 million for the quarter ended September 30, 2026, compared to $5.1 million for the same period in 2025. The increase was primarily due to an increase in personnel-related costs, professional fees and other expenses, other G&A related costs, and stock-based compensation expenses.

Net loss was $28.1 million for the quarter ended September 30, 2026, compared to a net loss of $17.9 million for the same period in 2025.

Upcoming Events

ADARx expects to participate in the following upcoming investor conference:

•
UBS Global Biopharma Conference - London, Monday, November 16, 2026 at 2:00 pm GMT

About ADARx Pharmaceuticals

ADARx Pharmaceuticals, Inc. is a late-clinical stage biotechnology company focused on developing next-generation RNA therapeutics designed to treat a broad spectrum of diseases. The Company is focused on advancing and expanding its pipeline of highly potent, selective and durable small interfering RNA (“siRNA”) therapeutic candidates, including three clinical-stage programs and two advanced preclinical programs. ADARx’s three hepatic-targeted programs are agazisiran, onvuzosiran and ADX-626, and its two extrahepatic-targeted programs are ADX-077 and ADX-199. Beyond its named programs, ADARx plans to continue to leverage its proprietary technologies to strategically expand its pipeline of next-generation siRNA therapeutics. ADARx’s goal is to control the expression of specific disease drivers with highly selective RNA targeted therapies, delivering life-changing treatments for patients with urgent unmet medical needs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding: ADARx’s cash runway; the anticipated timing of data from ADARx’s clinical trials; the anticipated initiation and timing of ADARx’s preclinical studies and clinical trials; the potential of agazisiran as a pipeline-in-a-product opportunity; the potential safety, efficacy, durability and other benefits of ADARx’s therapeutic candidates and technologies, including its extrahepatic delivery technology; ADARx's ability to advance its clinical programs in parallel, advance its preclinical candidates into clinical development and submit additional INDs; the anticipated use of the proceeds from the IPO and concurrent private placement; the potential of siRNA therapeutics to address a broader range of diseases; and ADARx’s strategy, plans and objectives. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on ADARx’s current expectations and assumptions and are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including risks related to the timing, progress and results of ADARx’s preclinical studies and clinical trials, ADARx’s ability to obtain regulatory clearances and approvals for its therapeutic candidates, ADARx’s reliance on third parties and ADARx’s capital needs. For a further description of these and other risks and uncertainties, see the section titled “Risk Factors” in ADARx’s final prospectus filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b), ADARx’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 to be filed with the SEC and ADARx’s other filings with the SEC. Forward-looking statements speak only as of the date of this press release, and you should not place undue reliance on them. Except as required by applicable law, ADARx undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors: ir@adarx.com

Media: teri@redhousecomms.com

ADARx PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(IN THOUSANDS)

(UNAUDITED)

	September 30,	December 31,
	2026	2025

Assets
Current assets:
Cash and cash equivalents	$570,610	$66,517
Short-term investments	330,397	413,479
Prepaid expenses and other current assets	17,507	13,379
Total current assets	918,514	493,375
Property and equipment, net	4,397	4,734
Operating lease right-of-use assets	6,053	7,336
Other non-current assets	100	2,210
Total assets	$929,064	$507,655
Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$9,346	$5,844
Accrued expenses and other current liabilities	11,594	6,371
Deferred revenue, current portion	20,924	16,557
Lease liabilities, current portion	1,710	1,713
Total current liabilities	43,574	30,485
Lease liabilities, less current portion	4,749	6,028
Deferred revenue, less current portion	305,524	314,994
Other long-term liabilities	815	781
Total liabilities	354,662	352,288
Commitments and contingencies
Convertible preferred stock:
Series A convertible preferred stock, $0.0001 par value; zero and 31,315,236 shares authorized as of September 30, 2026 and December 31, 2025; zero and 26,726,324 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	37,553
Series B convertible preferred stock, $0.0001 par value; zero and 14,653,302 shares authorized as of September 30, 2026 and December 31, 2025; zero and 12,506,015 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	74,787
Series B-1 convertible preferred stock, $0.0001 par value; zero and 6,913,353 shares authorized as of September 30, 2026 and December 31, 2025; zero and 5,900,272 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	45,710
Series C convertible preferred stock, $0.0001 par value; zero and 24,038,463 shares authorized as of September 30, 2026 and December 31, 2025; zero and 20,515,872 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	199,572
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 and zero shares authorized, zero shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value; 999,999,999 and 102,000,000 shares authorized as of September 30, 2026 and December 31, 2025; 107,255,963 and 9,659,572 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	11	—
Additional paid-in capital	873,785	16,489
Accumulated other comprehensive (loss) income	(2,152)	1,955
Accumulated deficit	(297,242)	(220,699)
Total stockholders’ equity (deficit)	574,402	(202,255)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$929,064	$507,655

ADARx PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Collaboration revenue	$2,217	$1,555	$5,103	$1,763
Operating expenses:
Research and development	26,713	19,416	75,032	49,381
General and administrative	7,681	5,146	19,195	14,399
Total operating expenses	34,394	24,562	94,227	63,780
Loss from operations	(32,177)	(23,007)	(89,124)	(62,017)
Other income, net:
Interest income	3,479	4,622	11,234	9,363
Other income	581	502	1,347	1,127
Total other income, net	4,060	5,124	12,581	10,490
Net loss	$(28,117)	$(17,883)	$(76,543)	$(51,527)
Other comprehensive income (loss):
Foreign currency translation adjustment	3	(6)	32	(28)
Unrealized (losses) gains on available-for-sale securities	(1,372)	435	(4,139)	1,236
Total comprehensive loss	$(29,486)	$(17,454)	$(80,650)	$(50,319)
Net loss per share, basic and diluted	$(1.74)	$(1.85)	$(6.46)	$(5.35)
Weighted-average shares outstanding, basic and diluted	16,127,078	9,654,689	11,840,561	9,632,648